Exhibit 99.1

Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:	Immediately
Airgas Reinstates Share Repurchase Plan
RADNOR, PA — March 10, 2008 — Airgas, Inc. (NYSE: ARG) today announced the reinstatement of its existing share repurchase plan. The plan, which authorizes the repurchase of up to $150 million of Airgas common stock, had been suspended while the Company consummated and integrated its acquisitions of Linde AG’s U.S. bulk and packaged gas assets. To date, the Company had purchased $13 million under the authorization prior to suspension of the program. As of March 1, 2008, Airgas had approximately 82,600,000 shares outstanding.
“With the Linde acquisitions contributing according to expectations, and with most of the integration work behind us, this is a good time to reinstate our share repurchase plan,” commented Airgas Chairman and CEO Peter McCausland. “Our business is performing well and our cash flow is strong. Accordingly, we have the liquidity necessary to continue investing for growth, fund our dividend program, and repurchase shares as market conditions permit.”
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the integration of the Linde acquisitions; the Company’s business performing well and strong cash flow; and the Company’s liquidity to continue investing for growth, paying dividends and repurchasing shares. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: supply cost pressures; increased industry competition; our ability to successfully consummate and integrate acquisitions; a disruption to our business from integration problems associated with acquisitions; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Forms 10-K dated March 31, 2007, subsequent Forms 10-Q, and other reports filed by the Company with the Securities and Exchange Commission.